Exhibit 99.2

Rover Group, Inc.
Q2 2022 Earnings Call

Company Participants
-Aaron Easterly, Chief Executive Officer
-Brent Turner , President & COO
-Tracy Knox, Chief Financial Officer
-Charlie Wickers, VP Finance
-Walter Ruddy, VP Investor Relations & Capital Markets

Other Participants
-Andrew Boone, JMP Securities
-Cory Carpenter, J.P. Morgan
-Eric Sheridan, Goldman Sachs
-Lauren Schenk, Morgan Stanley
-Maria Ripps, Canaccord Genuity
-Ralph Schackart, William Blair

Presentation

Operator
Thank you for standing by. And welcome to the Second Quarter 2022 Rover Earnings Conference Call. At this time, all participants are in a listen-only mode. After the speakers’ presentations there will be a question-and-answer session. (Operator Instructions) As a reminder, today's conference call is being recorded. I'd now like to turn the conference to your host Mr. Walter Ruddy, Vice President of Investor Relations and Capital Markets. Please go ahead.

Walter Ruddy, VP Investor Relations & Capital Markets
Good afternoon. Thank you for joining us to discuss Rover's second quarter 2022 earnings results. In this call we will be discussing the results announced in a press release issued today after the market close, which is available on our Investor Relations website at investors.rover.com. As a reminder, this call is being webcast live on our Investor Relations website, and is being recorded and will be available for replay from our Investor Relations website shortly after this call. With me on the call this afternoon is Aaron Easterly, Chief Executive Officer and Co-Founder; Brent Turner, President and Chief Operating Officer; Tracy Knox, Chief Financial Officer; and Charlie Wickers, VP of Finance of Rover.

Before we begin, I'd like to remind everyone that management will make certain forward-looking statements within the safe harbor provisions of the Securities Litigation Reform Act of 1995. On this call identified by the words expect, believe, will, may, assume, continue, plan, ongoing and similar expressions. Forward-looking statements are based on the current expectations, estimates, forecasts, and projections and beliefs and assumptions of management and relate to our future financial performance such as our third quarter 2022 and full-year 2022 financial guidance, trends for GAAP and non-GAAP marketing expenses as a percentage of revenue, marketing investments and initiatives, COVID and macroeconomic impacts, investment and expansion opportunities, market share, other future events, and industry and market conditions, and forward-looking statements about Rover, its platform, and its domestic and international market opportunity.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that could cause actual or results or performance to differ materially from those expressed or implied in the forward-looking statements. We strongly encourage you to review the information that Rover files with the SEC regarding specific risks and uncertainties, in particular, those that are described in the Risk Factors section of Rover's first quarter 2022 10-Q filed with the SEC on May 12th, 2022, and those that will be disclosed in our second quarter 2022 Form 10-Q. These forward-looking statements speak only as of today. Rover undertakes no obligation to update these statements to reflect subsequent events or circumstances, except as required by law. You should not place undue reliance on our forward-looking statements as they are not guarantees of future performance.

Finally, during the course of today's call, we will discuss audited and unaudited GAAP and unaudited non-GAAP financial measures. We provide a reconciliation of the non-GAAP measures to the most comparable GAAP measure in the non-GAAP reconciliation supplement, which is posted under News & Events-Presentations on the Investor Relations section of our website.

The non-GAAP financial measures provided should not be considered as a substitute for or superior to GAAP financial measures. Unless otherwise noted, we will compare all Q2 2022 metrics to Q2 2021 metrics in the call.

And with that, let's get started. I'll turn the call over to Aaron Easterly, Co-Founder and CEO. Aaron?

Aaron Easterly, Chief Executive Officer
Thank you, Walter, and thank you everyone for joining us today. I will begin by discussing our high-level second quarter 2022 earnings results, give a few other quarters highlights, and then provide some commentary on what we are seeing in the market right now. At that point, I will turn it over to Brent to provide you with more details on our bookings and investments. Tracy will then conclude by walking through the financials and our detailed guidance before we take questions.

Overall, Rover had another solid quarter, improving both revenue and adjusted EBITDA. Despite the impact from COVID variants and other potential macro headwinds the business exceeded the high end of our guidance range. Second quarter revenue of 43.4 million dollars was up 77% year-over-year, gross booking value grew 59% to 212.8 million dollars. Total bookings were up 35% to $1.4 million and adjusted EBITDA was 4.2 million dollars, which was a 68% increase year-over-year.

Going beyond the recent financial results, we are excited about certain underlying fundamentals. First, the value of customers acquired this year is the highest to date. Despite the relatively lower mix of daytime services, revenue per customer less the cost of revenue and support are trending higher than the 2021 cohort, which were also well above our historical norms. In Q2 repeat bookings reached to $1.2 million up 40% year-over-year. Our 10 years of data collection, insights and technology investments, are helping identify and reward great interactions on the platform and this is showing through in our customer LTVs.

Second, the strength of our value proposition relative to competitors continues to shine. In addition to posting strong top and bottom line numbers, we believe that we are continuing to gain noticeable share in our largest markets. For example, according to third-party U.S. data, Rover has more than 13x the sales of pet services versus the next largest similar player for the 12 months ending June 30th, up from just over 10x for the prior 12 month period.

Third, our international businesses continued its aggressive growth trajectory with GBV increasing to over 3.5x Q2 2021 levels and has driven the mix of GBV from non-U.S. markets from 3% in Q2 of last year to 8% this quarter. This growth is due to rapid expansion of customer acquisition with Canada and the UK being the largest contributors. One particular bright spot is our penetration into European cat households. Over the last year, we made a series of investments designed to bring more European cat parents onto our platform. We are seeing that pay off. Cat-only GBV in Europe was 9 times the prior year period. More broadly, we see opportunities to invest incrementally in markets such as France and Spain. Our international business leverages much of the technical and data science investments we have made to support the U.S. business, and, as such, we expect it to not only be a cost-effective driver of long-term enterprise value but to also compete effectively versus smaller players that have been unable to invest comparably.

Finally, we also saw marked progress in laying the groundwork to expand beyond our current services. Rover has a unique position in the ecosystem, which we believe creates opportunities for us to solve a greater array of pain points for modern pet parents. While most of our focus over the last year was scaling our core business, our newly formed Corporate Strategy and Development team has been looking at opportunities to build, buy, or partner to expand our offerings. For example, we recently acquired a small early-stage dog training platform. Overall, we expect to invest low single-digit millions of dollars in the remainder of the calendar year to prototype and test extensions to our offerings. We plan to share more on this front in the coming quarters.

While we delivered a strong second quarter and continue to gain market share, we are also seeing some signs for caution in the back half of the year. What we have observed, as the quarter unfolded and continuing into July, positions us towards the lower end of our previously communicated full-year revenue guidance. During the second quarter and continuing through July, cancellation rates have accelerated after initially dropping materially in February. In July, cancellation rates were roughly 50% higher than their historical norms and are approaching the levels we saw in July and August of last year during the Delta wave, and January of this year during the Omicron wave. Additionally, we are seeing some evidence of a slowdown in new customer category demand. The Google query volume for some keywords is decreasing year-over-year compared to the outsized gains of 2021, though still significantly above the 2019 levels. Similarly, we've noticed a slowdown in the year-over-year growth rates for U.S. air passengers. Both of these dynamics are consistent with trends in our marketplace. Out of our desire to balance growth and profitability, we significantly slowed our hiring starting in Q2 and are adjusting our marketing outlays.

In conclusion, we just reached the anniversary of entering the public markets and it's worth reflecting on the last 12 months. In that time, we increased revenue approximately 130% over the prior 12 months, flipped from negative to positive adjusted EBITDA, gained market share, all while ramping our investments in product, support, and marketing to drive long-term enterprise value. It has been a good 12 months. We look forward to growing our position as the world's largest online marketplace for pet care, and continuing in our mission to make it possible for everyone to experience the unconditional love of a pet. We will look forward and execute on opportunities to expand our business judiciously and with the macroeconomic backdrop in mind.

And now I would like to hand over the call to Brent, to provide more details on our bookings, operational performance and marketing spend.

Brent Turner, President & COO
Thanks, Aaron, and greetings to everyone on the call.

I'll first start by adding a bit more color regarding the performance of the business in Q2. As Aaron mentioned, total bookings increased 35% year-over-year to $1.4 million, another all-time record quarter for Rover. With that being said, we observed increasing headwinds especially toward the end of the quarter and during July as cancellation rates rose and new customer demand softened.

In Q2 worldwide new customer acquisitions were 260,000 an increase of 14% from Q2 2021, when we saw an incredibly strong rebound in pent-up organic new customer demand. Our non-U.S. business also grew its acquisition of new customers nicely with the largest absolute numbers coming from Canada and the UK, and with similarly impressive growth rates from the rest of Europe.

In Q2 2022, non-GAAP marketing expense was 24% of revenue, up 600 basis points from Q2 2021 and roughly sequentially flat from Q1 2022. This percentage was towards the top end of our previously mentioned long-term and seasonally adjusted range of 18% to 25%. The higher Q2 percentage compared to 2021 was driven by an increased cancellation rate, higher search spend, and ongoing testing of marketing channels.

With respect to marketing testing, we upgraded our ROI measurement during the pandemic with a particular focus on the return on video, social, and similar channels. As we have mentioned previously, we planned to increase marketing spending as we evaluated both the efficiency and scalability of these channels.

We are pleased with the results of our testing from Q1 and Q2, and we like their implications for our ability to drive efficient new customer acquisitions over time. However, based on our observations in June and expectations through Q3, we believe that the macro-environment inclusive of COVID impacts and the second half may not be conducive to scaling these investments at this time. As a result, for the second half in the context of our current revenue expectations, we expect marketing as a percentage of revenue to trend lower.

While we continue to make progress in our new customer marketing initiatives, we were also pleased with our repeat bookings, which were $1.2 million for Q2, a year-over-year increase of 40%. As discussed last quarter, we continue to leverage our CRM channels, as a cost-efficient way to invite our existing customers back to the platform.

Further, we continue to invest in product and customer experience. Our ongoing work includes improvements to the usability of our apps and testing new ways to improve our platform’s ability to create great matches between pet parents and care providers. We are particularly excited about a number of recent improvements in our trust and safety capabilities. For example, we have introduced notifications that encourage walkers and sitters to be mindful with breeds susceptible to heat related issues when temperatures rise. We believe by continuously improving our product and service, pet parents and sitters will find increasing value in the Rover offering.

We are pleased with the results of our investments to date and the strength of our results this quarter. Rover continues to execute well, attracting new customers and building scale.

I'll now hand the call over to Tracy to walk through our financial performance.

Tracy Knox, Chief Financial Officer
Thanks, Brent. I'll begin today by providing an overview of our financial results for the second quarter of 2022 followed by guidance. Unless noted otherwise, I'll be comparing our second quarter results to the same period in 2021. As a reminder, our discussion of expenses will cover non-GAAP amounts, which exclude stock-based compensation expenses.

Revenue in the second quarter was 43.4 million dollars, up 77%, while second quarter GBV was $212.8 million, up 59%. Our second quarter revenue exceeded our guidance, driven by continued increases in average booking values and strengths in our European bookings.

Brent already discussed bookings, but I want to give a little more color on ABV. Second quarter ABV with 147 dollars, up 18%, driven by increases in average price per service set by pet care providers on the platform with a skew towards greater growth in the overnight services. We believe this is due to a continuation of the more significant provider initiated price increases that started in Q2 of 2021 and as a result of our extended stay billing feature, which rolled out in Q4 last year. These price increases can be seen when viewing newer pet parent provider relationships versus those that began more than a year ago, with the newer relationships seeing noticeably higher increases of price per unit. We believe new relationships are more fully reflecting the providers increase in pricing, while legacy relationships will lag as providers respect earlier agreed upon pricing with their longer-term customers. This growth in ABVs along with our solid retention rate has increased expected LTVs.

Moving to expenses, cost of revenue in the second quarter was 10.5 million dollars, or 24% of revenue, compared to $6.3 million, or 26% of revenue, in the prior year period, and 28% in the first quarter of 2022. Both the year-over-year and sequential improvement was largely driven by the scaling of revenue and leverage achieved on the portion of costs that are more fixed in nature. Namely, amortization of internally developed software and certain technology platform costs.

Non-GAAP marketing expenses were 10.7 million dollars in the second quarter, or 24% of revenue, up 600 basis points from Q2 2021 and roughly flat sequentially from Q1 2022. The higher Q2 percentage was driven by higher search spend, ongoing testing of marketing channels as well as the accelerating cancellation rate that we saw during the quarter. Of note, our advertising expense was the primary driver, up 207%, as we implemented our strategy to increase our marketing and investments, while our fixed marketing expenses were up 26%. As Brent described earlier, we plan to keep our marketing spend elevated on an absolute basis for the second half of the year versus 2021, but we do expect it to be a lower percentage of revenue relative to the first half of 2022.

Second quarter non-GAAP operations and support expenses were $6.1 million, or 14% of revenue, flat compared to 14% of revenue in Q2 2021. We continued to see leverage in non-GAAP product development expenses, which were 5.2 million dollars, or 12% of revenue, compared to $4.7 million, or 19% of revenue, in Q2 2021.

Second quarter non-GAAP general and administrative expenses were 8.8 million dollars, or 20% of revenue, compared to $5.1 million, or 21% of revenue, in Q2 2021. The increase year-over-year in expense is a result of the investment needed to support our transition into the public markets, while the decline on a percentage basis is due to our scaling of revenues from Q2 2021. In addition, there was a sequential decline in expense from Q1 2022 of $400,000 primarily due to a decrease in professional fees.

Adjusted EBITDA was 4.2 million dollars, or a margin of 10%, up from the adjusted EBITDA of $2.5 million in Q2 of last year. The improvement in Adjusted EBITDA resulted from strong revenue, paired with ongoing operational expense efficiencies during the quarter. From a liquidity perspective, we generated strong cash from operations and our total cash, cash equivalents and investments of $288 million is up from $282 million from Q1.

In summary, our business delivered strong, top and bottom-line results during the quarter.

Now, turning to guidance. Given the context, Aaron and Brent articulated, we are updating our full-year guidance for 2022, to tighten the revenue range to the lower end of our previously provided range, and are reducing our Adjusted EBITDA guidance. Both the low and high end of our revenue guidance continues to assume the full-year impact related to Omicron, and the recent macroeconomic headwinds, inclusive of the elevated cancellation rate and softer new customer demand as Aaron described. The high end of our guidance differs from the low end by assuming more modest impacts of additional COVID waves, and no further incremental deterioration in demand due to macroeconomic trends.

For the third quarter of 2022, we expect revenue of 46 million to 48 million dollars and Adjusted EBITDA of 6 million to 8 million dollars.

For the full year 2022, we are updating our prior guidance and now expect revenue of 160 to 166 million dollars and Adjusted EBITDA of 10 to 14 million dollars, which at the midpoint would be a 48% increase in revenue over 2021, and approximately flat in Adjusted EBITDA.

The change in the Adjusted EBITDA guidance is primarily driven by the following. First, our revised revenue guidance, including ongoing elevated cancellation rates. Of note, going forward a one-point improvement in our cancellation rate drives approximately one point of additional Adjusted EBITDA margin. Second, a shift in the marketing mix to a higher proportion of paid, and within that a higher proportion of higher cost marketing channels. And finally, the choice to invest single-digit millions in the initial steps to expand our service offerings through the coming quarters.

While it does have an impact to Adjusted EBITDA margin in the near term, we believe that we have optimized our marketing investments for positive payback in ROI, and that not pulling back investment as aggressively as we did in 2021 during increased cancellation rate periods will benefit future enterprise value. In addition, we are excited for the longer term opportunities that we intend to invest in. Without the impact of these items, Adjusted EBITDA margin at the midpoint would be approximately flat year-over-year, and in line with the midpoint margin of prior guidance.

Furthermore, without the softening of demand, we are now projecting for the second half of this year, our Adjusted EBITDA the margins would be solidly on the path to our longer term margin goal. Importantly, we are reiterating our commitment to delivering on our longer-term margin goal of over 30% for the core business.

Before I open it up for Q&A, I want to take a final moment to thank you all again. Aaron and the leadership team, our amazing employees, and our stockholders for your continued support as I transition to an advisory role as part of my previously announced retirement. I'm truly grateful for my time at Rover, especially to have been part of the progress made in our last 12 months as a public company, including growing revenue 130% over the prior 12 months and generating positive Adjusted EBITDA. I continue to be impressed by Charlie as we've executed our transition process, and I'm excited to watch him help Rover continue to prosper and grow.

With that, we'll turn it to Q&A. Operator, can you open it up for Q&A?

Questions And Answers

Operator
Thank you, ladies and gentlemen. (Operator Instructions) One moment please. Our first question comes from Ralph Schackart of William Blair. Your line is open.

Ralph Schackart, William Blair
Hi. Good afternoon. Thanks for taking the question. Two if I can. First, just in terms of the cancellation rates. Just curious if you could give some sense of attribution to, uh, slow down in air travel that you called out. I think a lot of that occurred towards the end of, uh, Q2 versus just a tougher macro environment, maybe some also -- some consideration on the increase of pricing being increased by pet providers. Just curious if you could give your thoughts of what's perhaps having the most pronounced impact, and then I have a follow up.

Charlie Wickers, VP Finance
Hi Ralph. This is Charlie. Good to hear from you. With regards to the cancellation rate, it did increase during the quarter. So as the quarter progressed, we saw it uptick. And so we do think that it was partly driven by what we continue to see as ebbs and flows from the pandemic, as well as partly attributed to what we're seeing on the travel cancellation front as well. It is hard to tease those two apart, but we definitely saw a correlation as the quarter went on with those two dynamics.

Aaron Easterly, Chief Executive Officer
Ralph, hi there. This is Aaron. Just add on to that a little bit. You know, we do track communications through the platform and one of the things we track is reason for cancellations and the messaging that goes attached to it. We saw a marked increase in the number of people that said that they tested positive or were sick themselves during the period. Um, so while the overall deaths are not rising dramatically in the U.S., we do still see a significant portion for that.

With regards to the sitter pricing. You know, we've looked at this in quite a bit of detail in the system. It's possible that pricing in the broader economy is affecting people's decisions to travel. So as energy prices go up, as food prices go up, as people may feel some economic angst. That being said, what we look at in our marketplace, we don't see any impact from provider prices on the decisions to continue to book a stay, there's a little correlation, if any, with regards to higher prices and people proceeding to book.

Ralph Schackart, William Blair
Actually really helpful color. Just maybe kind of switching gears to international, seems like some good growth there and you have some good metrics. Just curious is that just years of hard work all coming together? I think you talked about maybe some increased marketing, maybe just a little color in terms of what's driving that growth?

Brent Turner, President & COO
Sure. Hi, Ralph. This is Brent. Thanks for the question. We're excited about Europe, we're excited about international generally. I think one of the things that's -- and this could be our rebound year, particularly in Europe, given that they opened a little bit later than we did here in the United States generally.

I think one thing that we believe is the driver of our growth is that to your point about a bunch of hard work, we did get out into market with our blog and with our PR investments well ahead of the rebound to try to increase awareness, particularly in Europe. And we think we've done a good job there. We think that where we are in awareness unaided around 11% in most nations aided bouncing between 20% and 30% is well ahead of where the U.S. business was at a similar level of scale. We think that helps explain some of the maturation of the metrics and some of the growth over there right now.

Ralph Schackart, William Blair

Okay. Great. Thank you.

Operator
Thank you. Our next question comes from Maria Ripps of Canaccord. Your line is open.

Maria Ripps, Canaccord Genuity
Just to follow-up on your full year guidance. So in addition to higher cancellations, is there anything else you can maybe share in terms of new users to the platform, user retention, have spent per user, or any specific regions or markets to highlight there?

Tracy Knox, Chief Financial Officer
I was going to say, in terms of new users to the platform, we had 260,000, which I think was our all-time high on new customers. And that is a combination of the U.S. and Europe, which Brent just laid out. We're seeing strength in Europe, but we're also still seeing strong new customer volume in the U.S. From a cohort or LTV perspective, we are seeing much higher ABVs this quarter than we did last year. And so based on that and stronger retention, these look like our best customer cohorts yet and we're seeing -- we're projecting the highest LTVs yet.

Aaron Easterly, Chief Executive Officer
Hi Maria. This is Aaron. It's good to hear your voice. Just a little bit of additional color commentary on the new customer side. What we are looking at, you know, the TSA data is actually pretty interesting for us, there's normally seasonal gain between June and July in terms of U.S. air passengers. This year actually has had the smallest gain from June to July of any of the last four, including 2020. And that's both on an absolute basis, meaning that there was actually more the increase in the number of air passengers and 2020 was actually higher than it was this year.

You also see slowing in the rate of growth versus last year in the U.S. air travel data. And similarly when you compare 2022 to 2019, 2022 is never caught up to 2019, part of the explanation for that may be that there's less of a business travel rebound. But when you actually look at those numbers, the gap versus 2019 has actually been growing since April versus closing. So we think that there's a little bit of a travel dynamic that was like really only became noticeable towards the end of the quarter. And then we noted also, we're seeing a similar trend in Google with regards to the amount of people that are looking for these services, then we would expect seasonally based on what we saw in May and June.

Maria Ripps, Canaccord Genuity
Got it.

Tracy Knox, Chief Financial Officer
Maria, as elevated cancellation rates continuing through the end of the year and ongoing softness in demand, those are the two types of things.

Maria Ripps, Canaccord Genuity

Got it. That's very helpful. And then maybe just on your continued strength in Europe. Is there anything you're can add in terms of sort of maybe broader up macro dynamics there? And then sort of more broadly, can you maybe just talk about the competitive dynamics in some of those key markets? And you did say that your brand awareness is getting stronger there. But sort of what's the level of broader category awareness across some of those key markets?

Brent Turner, President & COO
Hi, Maria. It's Brent. It's good to hear your voice. In terms of the competitive dynamic, there is a set of small, and frankly similarly sized, competitors in Europe, which makes it different competitive dynamic than the United States.

And so we -- and we do think that one of the reasons we've been able to build brand awareness for ourselves in Europe is because there actually is a category that players each of whom is driving awareness of themselves. And so it's -- that players each of whom is driving awareness of themselves, and so it's -- and so the idea that you would go online to find pet care is actually considered a thing so to speak in Europe, whereas when the U.S. business with a similar level of scale that was not as true.

I don't know that we're as clear on macro-environments that might be tailwinds for us aside from the fact that the geographies there are opening up. But I can say that from the standpoint of some of the things that we've tried to do to build awareness in the United States, in some cases they have been more successful in Europe. In fact, one of our top blog posts in the globe over the past I think nine months has been a dog named Spain, which has been actually quite viral.

Aaron Easterly, Chief Executive Officer
Maria, the one other thing I'll add to that piece is that, with regards to the competitive dynamics, it actually varies by country. There are some pan European players, there are some country specific players. When we look at the metrics we track for relative growth and size in the major markets that we feel confident, we seem to be gaining material share. So, dramatically higher growth rates than the competitive set, although it's still earlier in Europe than it is in the U.S.

Maria Ripps, Canaccord Genuity
Got it. That's very helpful. Thank you very much.

Operator
Thank you. Our next question comes from Eric Sheridan of Goldman Sachs. Your line is open.

Eric Sheridan, Goldman Sachs
Just wanted to better understand what you meant by upgraded ROI metrics with particular channels evidently that you're looking at maybe in a different way than you have in the past. And the second part of that question would be, are there any channels you're finding greater or rising level of efficacy with from an ROI standpoint that would have maybe caused you to readdress some of those ROI metrics internally?

And then secondarily, you talked about obviously dialing back the marketing investments in the back part of the year. Can you just give us a little bit better sense of your lead-time of how you think about dialing up or dialing down marketing investments based on what you see in terms of the end market dynamics? Thanks so much.

Brent Turner, President & COO
Sure. Thanks, Eric. I love these questions. So over the years we have, like most companies that are attempting to build a category, struggled with a set of approaches for trying to quantify the return of channels that are a little bit more up funnel. We have worked with Clickstream, we've worked with Panel Data. And, you know, one of the plunges that we thought we could make once we got to a certain level of scale is simply go to a methodology that's a little bit more geographic test over control.

The spins that you need to do on a test basis are a little higher, so they were not practical when we were more subscale. But today represent small parts of our marketing budget and is what we've moved to now, it's not a straightforward thing to do as there's quite a bit of instrumentation and refinement in terms of our calculative approach to make these work. But this is the way we decided to move, particularly for our social YouTube, linear TV, streaming TV, channels like that. And it's been fortunate, I've been pleased with our analytics team because on a variety of fronts here largely because we've been able to sort of side step a lot of these, sort of device tracking complications that have come up, because we don't depend on those things to quantify our ROI.

In terms of the lead time to dial back, the channel to take the longest are our streaming and linear, although I have to say, we are able to turn those around in single-digit weeks. And YouTube, obviously is instantaneous, it's a matter of bidding, not only it's a matter of on-on, but we can change the way we bid.

Other channels that we have been working with recently, I think we've said in previous calls that we were pretty happy with how YouTube is going. We continue to feel that way and have moved beyond viability testing to incrementality testing, and we continue to have a roadmap in front of us to -- that we're excited about.

As we mentioned -- as I think I mentioned on the call, all of this has to do because channels that take more quarters to return involve a little bit more of a judgment around the macro climate. And so, we are reserving the right to pull the reins of those if we feel like some of the assumptions that we use in our analytical modeling are coming into doubt because of deteriorations in the macro economy and we are able to make those changes fairly dynamically.

Tracy Knox, Chief Financial Officer
I think importantly, here, it’s Tracy. Importantly right now even with the elevated cancellation rates, the marketing investments that we're continuing to make we believe have positive ROI and payback for the long term.

Operator

Thank you. Our next question comes from Cory Carpenter of J.P. Morgan. Your line is open.

Cory Carpenter, J.P. Morgan
First, hoping you can expand a bit just on your thought behind the single-digit million dollar investment you're making in service offerings. How did you come to that being the right level of spend and maybe what attracted you to dog training in particular? And then secondly, could you just talk about what you're seeing with return to office trends there and how that's impacting your daytime service? Thanks.

Aaron Easterly, Chief Executive Officer
Sure. With regards to that investment, that investment for the second half of the year is inclusive of dog training, as well as perhaps one or two other items that we haven't shared publicly yet. Now, with regards to training, our mission at Rover is to make it possible for everyone to experience the unconditional love of a pet. We want to remove the barriers for people to get pets and also the barriers for keeping them.

So we think dog training and helping people have a great relationship with their pet and minimize stress is very much in line with our mission. We think it's the type of service that people would reasonably expect Rover to provide. And we think it's an interesting incremental revenue and profit pool for us to go after. And so for all those reasons, it seemed like a logical first step into this area.

Operator
Thank you. Our next question comes from Andrew Boone of JMP Securities. Your line is open.

Andrew Boone, JMP
Thanks so much for taking my questions. I want to go back to marketing. If I go back to the SPAC deck and kind of the initiation, the long term target was kind of 25%. So as we think about your marketing spend and kind of that target level, how do we think about you guys coming back to that or is this more of a structural change where you guys maybe able to pull more margin out of that? And then secondly, as we think about just higher pricing across the platform and understood you guys said that you're not seeing any change in conversion. Can you talk about how this impacts maybe the transition to the gray market onto Rover? Do you think there's any slowdown in terms of the incremental buyer that may be still using friends and family? Thanks so much.

Tracy Knox, Chief Financial Officer
Hi Andrew. This is Tracy. I'll take the first one and maybe Aaron will take the second one. But in terms of the 25% of revenue as we had laid out in the original SPAC deck, yes, we think we can be more efficient than that over the long term, but there will be seasonality in the number. So I think maybe it was last quarter said that we think the realistic range is 18% to 25%. So you can see for the first couple of quarters, we were trending more towards the high end of that range. But we noted towards the back half of this year, we will trend down on that percentage. If you were to go back and look at prior 2019, that rate was much higher as a percentage of revenue.

Additionally, when the cancellation rate is high, marketing as a percentage of ultimately realized revenue is also high. So that 24% that we had in Q2 was actually artificially high due to the cancellation rate. So we do think we will do better than that 25%, and we do have line of sight to above 30% long term EBITDA margins.

Then Aaron, was -- how does this help us with transitioning the gray market.

Aaron Easterly, Chief Executive Officer
Yeah. I think, when you look at the business right now, we're seeing not only gains in the expected lifetime values from price points, but also units. So we're seeing that our overnight customers are actually booking more units on average, so longer duration stuff, some combination of duration and frequency. And so that isn't indicative of kind of somehow a more bleeding into the shadow markets, it is actually kind of indicative of the opposite.

In a world in which we have not seen return to work materialize in a major way and our daytime services remain laggards, we've seen that type of gain in units is incredibly positive on that front. And there's not a reason to believe there's any increase in disintermediation or related topics.

Tracy Knox, Chief Financial Officer
And then I would just add on the return to office. And so I think, Aaron has noted this before that to the extent that more people are staying home for more of their days, we actually think that that could be a benefit to our overnight services because people will more likely want to escape their house and take more frequent weekend trips or overnight trips.

Andrew Boone, JMP
Great. Thank you.

Operator
Thank you. Our next question comes from Lauren Schenk of Morgan Stanley. Your line is open.

Lauren Schenk, Morgan Stanley
Maybe just two more modeling questions. At what cancellation rate is assumed that the high and low ends of the new guidance range for the full-year? And then second, how should we think about ABV growth in the back half of the year? Thanks.

Charlie Wickers, VP Finance
Hey, Lauren. With regards to cancellation rates, we have continued to see them elevated here into July. And so think about them for the second half of the year in both scenarios is continuing to remain elevated. With regards to ABVs, the way to think about that is from where we are today adjusted for seasonality. So if you go back to 2019, you can look at the seasonality changes from Q2 to Q3 and Q3 to Q4. If you utilize those seasonality changes and apply them to what we had in Q2, that would be in line with what we're thinking for the second half of the year.

Tracy Knox, Chief Financial Officer
And I would say what elevated cancellation rate means is we were at 14% for the full quarter, but we’ve said the cancellation rate trended up through the back half and through July. So we're currently trending in that mid-teens rate, and that's what we are assuming is going to happen going forward, Lauren.

Aaron Easterly, Chief Executive Officer
And to put that in perspective, the historical rate is closer to 9% to 10%. And Lauren, good to hear your voice as well, just for a little bit more clarity on the ABVs. We do expect seasonal gains in ABVs. We typically see longer duration stays, Thanksgiving and Christmas, so that typically increases a little bit. That being said that, the rate of unit price growth has been slowing down more recently. So we don't see a reason for that to go backwards, but we wouldn't necessarily expect the ongoing acceleration of unit price.

Lauren Schenk, Morgan Stanley
Understood. Thanks.

Operator
Thank you. I'm showing no further questions at this time. I'd like to turn the call back over to Aaron Easterly for any closing remarks.

Aaron Easterly, Chief Executive Officer
Well, thank you all for attending our Q2 earnings call. I want to spend a minute and thank Tracy for her service. Tracy, it's been wonderful to have you here at Rover. I know when you joined Rover, you had planned on retiring prior to join us, and when you came on board you thought that that retirement would probably be something like 2020.

When I look at the 130% growth we achieved in our first year as a public company, to switching to producing cash flow, the market share gains, I am incredibly happy that you decided to stay those extra couple of years. Thank you for that, and thank you for being a leader during the last couple of years, deeply appreciative.

For everyone on the call, thanks for joining us today. We continue to be excited about our mission and the opportunities we see in front of us and look forward to updating you next quarter.

Operator
Thank you. Ladies and gentlemen, this does conclude today's conference. Thank you all for participating. You may now disconnect.